Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) is entered into as of the 25th day of September, 2015 and amends that certain AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Original Agreement”), effective as of May 1, 2015, by and between Campus Crest Communities, Inc. (the “Company”), and Aaron Halfacre, an individual (“Employee”). Capitalized terms used but not defined herein shall have the meanings given in the Original Agreement.

The Company and Employee are parties to the Original Agreement, and desire to amend the Original Agreement as set forth herein. The Original Agreement is hereby amended as follows:

1. Section 4(E)(ii) of the Original Agreement is deleted in its entirety and replaced with the following:

(ii) Transactions and Transaction Bonuses. For purposes of this Agreement, “Transaction” and the related “Transaction Bonus” are set forth in subsections (a), (b) and (c) below. The total amount of the Transaction Bonuses shall not exceed $1,000,000. The Board shall in good faith determine whether a Transaction has occurred and designate the Transaction Date.

(a) Montreal Sale. The closing of the sale of both Montreal properties. If the Transaction Date occurs on or before November 15, 2015, the Transaction Bonus will be $500,000. If the Transaction Date occurs after November 15, 2015, the following Transaction Bonus is payable for this Transaction: by December 31, 2015 - $350,000; by January 31, 2016 - $255,000. No bonus shall be payable for this Transaction unless (1) the net cash consideration received by the Company is an amount at which the CEO determines to constitute extraordinary efforts by Employee and (2) the current obligations to the Company’s lenders to the Montreal properties is fully assumed or extinguished by the buyer.

(b) HSRE JV Property Swap. Except as provided in the next paragraph, the consummation of the HSRE JV property swap. If the Transaction Date occurs on or before November 15, 2015, the Transaction Bonus will be $255,000. If the Transaction Date occurs after November 15, 2015, the following Transaction Bonus is payable for this Transaction: by December 31, 2015 - $215,000; by January 31, 2016 - $170,000. No bonus will be payable for this Transaction unless the net cash consideration to the Company under the currently contemplated transaction or any potential modification subsequently negotiated, whereby the Company’s JV interest reduced and results in an economic outcome which the CEO determines to constitute extraordinary efforts by Employee.

If this Transaction does not occur separately with any third party because these properties are otherwise sold or transferred through an overall business transaction, then the Transaction Bonus amount separately attributable to this Transaction will roll into and be paid as part of the Transaction described in subsection (c) below.

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(c) Overall Business Transaction. The (a) sale, merger, exchange, disposition or other transfer of all or substantially all of the outstanding equity interests of the Company or all or substantially all of the assets and business of the Company or (b) recapitalization or refinancing of the overall business of the Company. If the Overall Business Transaction is signed on or before September 30, 2015, the Transaction Bonus will be $300,000. If the Overall Business Transaction is signed after September 30, 2015, the following Transaction Bonus is payable for this Transaction: by October 31, 2015 - $200,000; by December 31, 2015 - $175,000; by February 29, 2016 - $150,000. Any bonus payable on account of the Overall Business Transaction shall not be paid unless and until such transaction closes.

2. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery unless and until replaced or substituted by an original executed instrument.

3. Except to the extent expressly amended hereby, the provisions of the Original Agreement remain in effect, and nothing in this letter shall be deemed to extend the term of Employee’s employment or otherwise effect the Original Agreement. This Amendment represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and shall supersede any prior agreements and understanding between the Parties with respect to that subject matter.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date first above written.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ David Coles

Name:	David Coles

Title:	Interim CEO

EMPLOYEE

/s/ Aaron S. Halfacre
Aaron S. Halfacre

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